Exhibit 10.6

[LETTERHEAD OF ST. ELIAS MINES LTD.]

February 12, 2007

HI HO SILVER RESOURCES INC.
# 11 - 3045 Southcreek Road
Mississauga, Ontario
Canada L4X 2E9

Attention: Mr. Frederick S. Fisher, President

Dear Mr. Fisher:

Re:	Letter Agreement between Hi Ho Silver Resources Inc. and St. Elias Mines Ltd. - on the South Rim Project, British Columbia

This letter sets forth the general terms pursuant to which it is proposed that Hi Ho Silver Resources Inc. (“Hi Ho Silver”) acquire from St. Elias Mines Ltd. (“St. Elias”) an option to earn an interest in the South Rim Project (as more particularly described below and referred to herein as the “Property”) in the Houston area of British Columbia. The parties hereto intend to enter into a formal agreement (the “Formal Agreement”), incorporating the terms herein and such further terms as the parties may agree upon. The terms of this Letter Agreement and the Formal Agreement may be subject to regulatory approval.

PART I - THE PROPERTY

The Property is comprised of various 12 mineral claims covering approximately 5,352.572ha. located in the Omineca Mining Division of British Columbia and is more particularly described and set out in the attached Schedule “A”.

PART II - REPRESENTATIONS AND WARRANTIES OF ST. ELIAS

St. Elias represents and warrants to Hi Ho Silver that the Property is validly located, duly recorded, in good standing and legally and beneficially owned by St. Elias, free and clear of any charges, liens, or encumbrances, surface rights restrictions or environmental hazards and that there are no underlying agreements in effect with respect to the Property.

St. Elias represents and warrants to Hi Ho Silver that there are no claims against title to the Property, nor to the knowledge of St. Elias is there any basis therefore, St. Elias also represents and warrants to Hi Ho Silver that St. Elias has full right and authority to enter into this letter agreement and to carry out the transactions contemplated herein and all approvals required to be obtained in order for St. Elias to do so have been obtained.

PART III - OPTION

3.1 St. Elias, in consideration of the sum of $10, the receipt and sufficiency of which is hereby acknowledged, hereby grants to Hi Ho Silver the sole and exclusive right and option to acquire an undivided 51% interest in and to the Property (the “Option”). Hi Ho Silver can earn a 51% undivided interest in and to the Property by paying to St. Elias the aggregate sum of $40,000 in cash, issuing to St. Elias an aggregate of 200,000 common shares in the capital stock of Hi Ho Silver and by incurring $500,000 in Exploration Expenditures, to be paid and issued to St. Elias and to be incurred by Hi Ho Silver as follows:

(a)	the sum of $40,000 to be paid to St. Elias on or before the dates indicated below;

(i)	$10,000 within five business days from the signing of this Letter Agreement;

(ii)	$10,000 on or before February 12, 2008; and

(iii)	$20,000 on or before February 12, 2009;

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(b)	cumulative Exploration Expenditures of not less than $500,000, to be incurred on or before the dates indicated below:

(i)	Exploration expenditures totaling $75,000 to be incurred on or before February 12, 2008;

(ii)	Exploration expenditures totaling $200,000 to be incurred on or before February 12, 2009; and

(iii)	Exploration expenditures totaling $225,000 to be incurred on or before February 12, 2010;

(c)	the issuance of 200,000 common shares in the capital of Hi Ho Silver to St. Elias on or before the dates indicated below:

(i)	100,000 common shares within ten (10) business days of regulatory approval of the Formal Agreement;

(ii)	100,000 common shares on or before February 12, 2008;

3.2 Exploration expenditures incurred by any date in excess of the amount of exploration expenditures required to be incurred by such date pursuant to paragraph 3.1(b) shall be carried forward to the succeeding period or periods and qualify as exploration expenditures for such succeeding period or periods. If exploration expenditures are less than the amount of exploration expenditures required to be incurred by any date, Hi Ho Silver may pay the deficiency to St. Elias in cash by the required date in order to maintain the Option. Such payments in cash in lieu of exploration expenditures shall be deemed to be exploration expenditures for the purposes of paragraph 3.1(b). If Hi Ho Silver fails to complete exploration expenditures before the required dates referred to in 3.1(b) and fails to pay the deficiency in cash as referred to herein the option shall cease and become null and void without further notice and Hi Ho Silver will have no further claim or rights to the Property.

Hi Ho Silver shall have exercised the Option and shall have fully earned a 51% interest in and to the Property, by making all of the cash payments, share issuances and incurring all of the exploration expenditures pursuant to section 3.1 and upon such occurrence, St. Elias will immediately take all reasonable and necessary steps to transfer an undivided 51% interest in and to the Property to Hi Ho Silver.

PART IV - OPERATOR AND ACCESS

4.1 Hi Ho Silver shall have the exclusive right to manage and operate the exploration programs as operator (the “Operator”) during the period of the Option. An Operators fee of 8% of total exploration expenditures incurred shall be charged by Hi Ho Silver and will qualify as an Exploration expenditure pursuant to paragraphs 3.1(b).

4.2 A fully executed bill of sale transfering 51% intetrest in the Property to Hi Ho Silver will be provided by St. Elias at the time of signing of the Formal Agreement. This bill of sale shall be held in trust and released to Hi Ho Silver upon the completion by Hi Ho Silver of all the terms set out in paragraph 3.1 herein.

PART V - JOINT VENTURE

5.1 At any time after Hi Ho Silver has earned either the 51% interest in the Property, Hi Ho Silver and St. Elias shall be entered into a joint venture agreement. Terms of the joint venture agreement will be based upon recognized industry standards with each party responsible for contributing their respective percentages of exploration and development costs. The majority owner of the property will be the operator of the Joint Venture. Straight line dilution will occur to either party not contributing their respective share of costs. Should either party have their interest reduced to 10% or less then their interest shall automatically be converted to a 0.5% Net Smelter Return.

PART VI - MAINTENANCE OF CLAIMS

6.1 During the Option period, Hi Ho Silver will be responsible for maintaining all mineral claims that comprise the Property in good standing with respect to Ministry of Energy Mines and Petroleum Resources annual assessment requirements. The costs associated with this will qualify as an exploration expenditure pursuant to paragraph 3.1(b).

PART VII -TERMINATION FOR DEFAULT.

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7.1 Prior to exercise of the Option as provided for herein, and except as provided for in paragraph 3.2 if Hi Ho is in default of any of its obligations hereunder the St. Elias may immediately give written notice to Hi Ho of such default, and Hi Ho shall than have a period of 30 days to remedy such default. If Hi Ho does not remedy the default with the 30 days aforesaid, the Formal Agreement and the Option shall, at St. Elias option and upon written notice to Hi Ho, terminate forthwith.

PART VIII - GENERAL

Unless otherwise expressly indicated to the contrary, all references to dollar amounts contained in this Letter Agreement are references to Canadian dollars.

It would be appreciated if you could review this proposal. If the terms as presented are acceptable to you, please sign the attached duplicate of this Letter Agreement and return the same to my attention at your earliest convenience. This Letter Agreement will then form a binding agreement in principle and the basis for a detailed Formal Option Agreement between Hi Ho Silver and St. Elias.

Sincerely,
AGREED TO and ACCEPTED
ST. ELIAS MINES LTD.	this 12th day of February, 2007

HI HO SILVER RESOURCES INC.
s/s Lori McClenahan
Lori McClenahan
President	/s/ Frederick Fisher
Frederick S. Fisher
President

This is page 3 of the Letter Agreement dated February12, 2007 to Hi Ho Silver Resources Inc. (“Hi Ho Silver”) from St. Elias Mines Ltd. (“St. Elias”).

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SCHEDULE "A"

To that Letter Agreement to HI HO SILVER RESOURCES INC. from ST. ELIAS MINES LTD., dated the 12th day of February, 2007.

All mineral claims that comprise the Property are located in the Omineca Mining Division of British Columbia

TENURE NUMBER	CLAIM NAME	ANNIVERSARY DATE	SIZE (Ha)
541334	Coles Lake South	Sept. 15, 2007	231.078
545733	West Lake Gossan	Nov. 22, 2007	481.104
545736	West Side	Nov. 22, 2007	481.199
545737	South Rim	Nov. 22, 2007	461.953
545738	Camp Zone	Nov. 22, 2007	481.341
545739	Augie	Nov. 22, 2007	462.221
545740	Center View	Nov. 22, 2007	481.472
545741	Mo	Nov. 22, 2007	481.369
545742	Amethyst	Nov. 22, 2007	462.361
545744	South Zone	Nov. 22, 2007	481.635
545745	East Lake	Nov. 22, 2007	481.219
545764	Coles Lake South	Nov. 22, 2007	365.62
Total size (Ha)			5352.572